Exhibit 99.1




                               ALLTEL CORPORATION




                        CONSOLIDATED FINANCIAL STATEMENTS
              for the years ended December 31, 1998, 1997 and 1996
                         TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants



To the Shareholders
   of ALLTEL Corporation:


We have audited the accompanying consolidated balance sheets of ALLTEL Corporation (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ALLTEL Corporation and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                                 /s/ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
August 12, 1999

CONSOLIDATED BALANCE SHEETS

------------------------------------------------------------------------------
For the years ended December 31,
(Dollars in thousands)
------------------------------------------------------------------------------
ASSETS                                                   1998             1997
------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash and short-term investments                $   55,472      $    19,683
    Accounts receivable (less allowance
     for doubtful accounts of $29,121
     and $25,164, respectively)                       776,720          723,999
    Materials and supplies                             10,539           14,237
    Inventories                                        88,467           85,631
    Prepaid expenses and other                         49,633           37,241
                                                   ----------       ----------
      Total current assets                            980,831          880,791
------------------------------------------------------------------------------
Investments                                         1,668,171        1,228,712
Goodwill and other intangibles                      1,625,617        1,637,393
------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT:
    Wireline                                        4,090,791        3,909,756
    Wireless                                        2,658,822        2,303,215
    Information services                              678,244          608,953
    Other                                             182,066          169,754
    Under construction                                623,415          398,063
                                                   ----------       ----------
      Total property, plant and equipment           8,233,338        7,389,741
    Less accumulated depreciation                   3,405,270        2,904,507
                                                   ----------       ----------
      Net property, plant and equipment             4,828,068        4,485,234
------------------------------------------------------------------------------
Other assets                                          271,539          338,275
------------------------------------------------------------------------------
TOTAL ASSETS                                       $9,374,226       $8,570,405
------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Current maturities of long-term debt           $   55,484       $   48,028
    Accounts and notes payable                        486,047          497,142
    Advance payments and customer deposits            129,092          115,994
    Accrued taxes                                     130,675           92,527
    Accrued dividends                                  84,388           55,012
    Other current liabilities                         320,822          195,789
                                                   ----------       ----------
      Total current liabilities                     1,206,508        1,004,492
------------------------------------------------------------------------------
Long-term debt                                      3,491,755        3,699,519
Deferred income taxes                                 933,485          710,723
Other liabilities                                     466,601          432,239
Preferred stock, redeemable                             5,005            5,625
------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY:
    Preferred stock                                     9,121            9,155
    Common stock                                      275,137          273,411
    Additional capital                                846,647          801,936
    Unrealized holding gain on investments            551,615          300,671
    Retained earnings                               1,588,352        1,332,634
                                                   ----------       ----------
      Total shareholders' equity                    3,270,872        2,717,807
------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY         $9,374,226       $8,570,405
------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated balance sheets.

CONSOLIDATED STATEMENTS OF INCOME

-------------------------------------------------------------------------------
For the years ended December 31,
(Dollars in thousands, except per share amounts)
-------------------------------------------------------------------------------
                                              1998           1997          1996
-------------------------------------------------------------------------------
Revenues and Sales:
    Service revenues                    $4,632,615     $4,033,811    $3,588,233
    Product sales                          561,393        511,329       651,234
                                        ----------     ----------    ----------
    Total revenues and sales             5,194,008      4,545,140     4,239,467
-------------------------------------------------------------------------------

Costs and Expenses:
    Operations                           2,740,273      2,377,399     2,150,110
    Cost of products sold                  550,580        494,537       586,651
    Depreciation and amortization          707,129        635,464       570,956
    Merger and integration expenses        252,000              -             -
    Provision to reduce carrying
     value of certain assets                55,000         16,874       120,280
                                         ---------     ----------    ----------
    Total costs and expenses             4,304,982      3,524,274     3,427,997
-------------------------------------------------------------------------------

Operating Income                           889,026      1,020,866       811,470

Equity earnings in unconsolidated
    partnerships                           114,859         92,087        77,500
Minority interest in consolidated
    partnerships                          (102,177)       (87,966)      (80,073)
Other income, net                           38,150         11,157         9,365
Interest expense                          (263,669)      (261,770)     (237,196)
Gain on disposal of assets and other       296,150        209,651        (2,278)
                                        ----------     ----------    ----------

Income before income taxes                 972,339        984,025       578,788
Income taxes                               446,864        394,644       227,532
                                        ----------     ----------    ----------

Net income                                 525,475        589,381       351,256
Preferred dividends                            938          1,008         1,071
                                        ----------     ----------    ----------

Net income applicable to common shares  $  524,537     $  588,373    $  350,185
-------------------------------------------------------------------------------


Earnings per Share:
    Basic                                    $1.91          $2.13         $1.27

    Diluted                                  $1.89          $2.11         $1.26

-------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------
For the years ended December 31,
(Dollars in thousands)                                1998           1997           1996
----------------------------------------------------------------------------------------
Cash Provided from Operations:
  Net income                                    $  525,475     $  589,381     $  351,256
  Adjustments to reconcile net income to
    net cash provided from operations:
    Depreciation and amortization                  707,129        635,464        570,956
    Merger and integration expenses and
      provision to reduce carrying value
      of certain assets, gain on disposal
      of assets and other                           54,830       (109,741)        74,197
    Other, net                                     (20,980)        93,887         85,268
    Increase in deferred income taxes               72,828         41,523         83,386
  Changes in operating assets and liabilities:
    Accounts receivable                            (95,479)      (137,077)       (76,841)
    Inventories and materials and supplies           1,062          6,558        (15,225)
    Accounts payable                               (11,283)        13,297        181,939
    Other current liabilities                         (441)        45,288        (24,765)
    Other, net                                      13,953          2,837        (40,358)
                                                ----------     ----------     ----------
      Net cash provided from operations          1,247,094      1,181,417      1,189,813
----------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Additions to property, plant and equipment      (868,578)      (826,886)      (763,824)
  Additions to capitalized software
    development costs                              (90,136)       (74,225)       (78,319)
  Additions to other intangible assets                   -       (146,526)             -
  Additions to investments                         (17,254)      (124,295)       (44,263)
  Purchase of property, net of cash acquired       (55,073)      (112,852)      (352,533)
  Proceeds from the sale of investments            308,443        189,759         30,371
  Proceeds from the return on investments           58,324         13,878         16,786
  Proceeds from the sale of assets                       -        202,300         38,687
  Other, net                                       (54,790)       (86,707)       (63,044)
                                                ----------     ----------     ----------
      Net cash used in investing activities       (719,064)      (965,554)    (1,216,139)
----------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Dividends on preferred and common stock         (240,384)      (206,312)      (198,095)
  Reductions in long-term debt                    (312,156)       (42,647)    (1,642,468)
  Purchase of common stock                               -       (212,012)       (79,126)
  Preferred stock redemptions and purchases           (545)          (873)          (704)
  Distributions to minority investors              (92,788)       (45,063)       (35,426)
  Contributions from minority investors                  -              -          5,636
  Long-term debt issued                            107,304        282,611      1,948,874
  Common stock issued                               46,328         11,688          3,619
                                                ----------     ----------     ----------
      Net cash (used in) provided from
        financing activities                      (492,241)      (212,608)         2,310
----------------------------------------------------------------------------------------

Increase (decrease) in cash and
  short-term investments                            35,789          3,255        (24,016)

Cash and Short-term Investments:
  Beginning of the year                             19,683         16,428         40,444
                                                ----------     ----------     ----------
  End of the year                               $    5,472     $   19,683     $   16,428
----------------------------------------------------------------------------------------
Supplemental Cash Flow Disclosures:
  Interest paid                                 $  250,079     $  250,360     $  202,478
  Income taxes paid                             $  294,911     $  270,635     $  206,282
----------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                           Unrealized
                                                  Preferred     Common       Additional   Holding Gain    Retained
                                                    Stock        Stock        Capital    on Investments   Earnings        Total
                                                  ---------     --------     ----------  --------------   ---------     ----------

Balance at December 31, 1995                         $9,241     $275,651      $641,799       $208,681     $  802,261    $1,937,633
----------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -              -        351,256       351,256
   Other comprehensive income, net of tax:
     Unrealized holding gains on investments
       arising during the period (See Note 13)            -            -             -        143,186              -       143,186
                                                     ------     --------     ---------      ---------      ---------    ----------
   Comprehensive income                                   -            -             -        143,186        351,256       494,442
                                                     ------     --------     ---------      ---------      ---------    ----------
   Acquisition of subsidiaries                            -        4,810       145,503              -              -       150,313
   Employee plans, net                                    -          439         3,180              -              -         3,619
   Conversion of preferred stock and debentures         (43)          28           100              -              -            85
   Repurchase of stock                                    -       (2,480)      (76,646)             -              -       (79,126)
   Capital contributions by Sprint Corporation
     in connection with spinoff of a subsidiary           -            -       253,160              -              -       253,160
   Other, net                                             -            -           867              -              -           867
   Dividends:
     Common                                               -            -             -              -       (200,315)     (200,315)
     Preferred                                            -            -             -              -         (1,071)       (1,071)
                                                     ------     --------     ---------      ---------      ---------    ----------
Balance at December 31, 1996                         $9,198     $278,448      $967,963       $351,867    $   952,131    $2,559,607
----------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -              -        589,381       589,381
   Other comprehensive loss, net of tax:
     Unrealized holding gains on investments,
       net of reclassification
       adjustments (See Note 13)                          -            -             -        (51,196)             -       (51,196)
                                                     ------     --------     ---------      ---------      ---------    ----------
   Comprehensive income                                   -            -             -        (51,196)       589,381       538,185
                                                     ------     --------     ---------      ---------      ---------    ----------
   Acquisition of subsidiaries                            -          872        26,348              -              -        27,220
   Employee plans, net                                    -          618        11,070              -              -        11,688
   Conversion of preferred stock and
     debentures                                         (43)          67           266              -              -           290
   Repurchase of stock                                    -       (6,594)     (205,418)             -              -      (212,012)
   Other, net                                             -            -         1,707              -              -         1,707
   Dividends:
     Common                                               -            -             -              -       (207,870)     (207,870)
     Preferred                                            -            -             -              -         (1,008)       (1,008)
                                                     ------     --------     ---------      ---------     ----------    ----------
Balance at December 31, 1997                         $9,155     $273,411      $801,936       $300,671     $1,332,634    $2,717,807
----------------------------------------------------------------------------------------------------------------------------------

   Net income                                             -            -             -              -        525,475       525,475
   Other comprehensive income, net of tax:
     Unrealized holding gains on investments,
       net of reclassification
       adjustments (See Note 13)                          -            -             -        250,944              -       250,944
                                                     ------     --------     ---------      ---------      ---------   -----------
   Comprehensive income                                   -            -             -        250,944        525,475       776,419
                                                     ------     --------     ---------      ---------      ---------   -----------
   Employee plans, net                                    -        1,703        44,625              -              -        46,328
   Conversion of preferred stock and debentures         (34)          23            86              -              -            75
   Dividends:
     Common                                               -            -             -              -       (268,819)     (268,819)
     Preferred                                            -            -             -              -           (938)         (938)
                                                     ------     --------     ---------      ---------      ---------    ----------
Balance at December 31, 1998                         $9,121     $275,137      $846,647       $551,615     $1,588,352    $3,270,872
----------------------------------------------------------------------------------------------------------------------------------
The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:
Description of Business - ALLTEL Corporation ("ALLTEL" or the "Company") is a customer-focused information technology company that provides wireline and wireless communications and information services. The Company owns subsidiaries that provide wireline local, long-distance, network access and Internet services, wireless communications and information processing management services and advanced application software. (See Note 15 for information regarding ALLTEL's business segments.)
   Basis of Presentation - ALLTEL prepares its consolidated financial statements in accordance with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results may differ from the estimates and assumptions used in preparing the accompanying consolidated financial statements.
   The consolidated financial statements include the accounts of ALLTEL, its subsidiary companies and majority-owned partnerships. Investments in 20% to 50% owned entities and all unconsolidated partnerships are accounted for using the equity method. Investments in less than 20% owned entities and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method. All intercompany transactions, except those with certain affiliates described below, have been eliminated in the consolidated financial statements. Certain prior-year amounts have been reclassified to conform with the 1998 financial statement presentation.
   Service revenues consist of local service, network access, long-distance and miscellaneous wireline operating revenues, wireless access and network usage revenues, information services' data processing and software maintenance revenues. Product sales primarily consist of the product distribution and directory publishing operations and information services' software licensing revenues and equipment sales.
   Transactions with Certain Affiliates - ALLTEL Supply, Inc. sells equipment and materials to wireline subsidiaries of the Company ($185.7 million in 1998, $115.8 million in 1997 and $109.2 million in 1996) as well as to other affiliated and non-affiliated communications companies and related industries. The cost of equipment and materials sold to the wireline subsidiaries is included, principally, in wireline plant in the consolidated financial statements. ALLTEL Information Services, Inc. provides the data processing services for the Company's wireline operations ($118.9 million in 1998, $103.9 million in 1997 and $103.2 million in 1996) in addition to other affiliated and non-affiliated companies. Directory publishing services are provided to the wireline subsidiaries by ALLTEL Publishing Corporation ("Publishing"). Wireline revenues and sales include directory royalties received from Publishing ($34.5 million in 1998, $33.5 million in 1997 and $32.2 million in 1996). These intercompany transactions have not been eliminated because the directory royalties received from Publishing and the prices charged by the supply and information services subsidiaries are included in the wireline subsidiaries' rate base and/or are recovered through the regulatory process.
   Regulatory Accounting - The Company's wireline subsidiaries follow the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). This accounting recognizes the economic effects of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities. Accordingly, SFAS 71 requires the Company's wireline subsidiaries to depreciate wireline plant over useful lives as approved by regulators, which could be longer than the useful lives that would otherwise be determined by management. SFAS 71 also requires deferral of certain costs and obligations based upon approvals received from regulators to permit recovery of such amounts in future years. The Company's wireline subsidiaries periodically review the applicability of SFAS 71 based on the developments in their current regulatory and competitive environments.

   Cash and Short-term Investments - Cash and short-term investments consist of highly liquid investments with original maturities of three months or less.
   Inventories - Inventories are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method of valuation.
   Investments - Investments in equity securities are recorded at fair value in accordance with Statement of Financial Accounting Standards No. 115 (See
Note 3.) Investments in unconsolidated partnerships are accounted for using the equity method (See Note 4.) All other investments are accounted for using the cost method. Investments were as follows at December 31:
--------------------------------------------------------------------------------
                                                            (Thousands)
                                                   -------------------------
                                                         1998           1997
--------------------------------------------------------------------------------
  Equity securities                                $  965,738     $  575,501
  Investments in unconsolidated partnerships          633,989        580,029
  Other cost investments                               68,444         73,182
                                                   ----------     ----------
                                                   $1,668,171     $1,228,712
--------------------------------------------------------------------------------
   Investments in unconsolidated partnerships include the excess of the purchase price over the underlying net book value of wireless partnerships of $299.9 million and $300.7 million as of December 31, 1998 and 1997, respectively. Amortization expense for the years ended December 31, 1998, 1997 and 1996 was $7.2 million, $6.5 million and $5.8 million, respectively, and is included in equity earnings in unconsolidated partnerships in the accompanying consolidated statements of income.
   Goodwill and Other Intangibles - Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized on a straight-line basis for periods up to 40 years. The Company has acquired identifiable intangible assets through its acquisitions of interests in various wireless systems and acquisitions of wireline properties. The cost of acquired entities is allocated to identifiable assets at the date of the acquisition, and the excess of the total purchase price over the amounts assigned to identifiable assets is recorded as goodwill. Intangible assets related to the acquisition of entities in which the Company does not have a controlling interest are included in investments in unconsolidated partnerships. At December 31, 1998 and 1997, goodwill, net of amortization, was $1,462.8 million and $1,483.4 million, respectively. Amortization expense amounted to $44.4 million in 1998, $44.7 million in 1997 and $39.6 million in 1996.
   Other intangibles consist of the cost of Personal Communications Services ("PCS") licenses and capitalized interest. The PCS licenses are amortized upon commencement of operations on a straight-line basis over 40 years. At December 31, 1998 and 1997, other intangibles, net of amortization, were $162.8 million and $153.9 million, respectively. Amortization expense amounted to $260,000 in 1998. The carrying value of goodwill and other intangibles is periodically evaluated by the Company for the existence of impairment on the basis of whether the intangible assets are fully recoverable from projected, undiscounted net cash flows of the related business unit. If not fully recoverable from projected undiscounted cash flows, an impairment loss would be recognized for the difference between the carrying value of the intangible asset and its estimated fair value based on discounted net future cash flows.
   Property, Plant and Equipment - Property, plant and equipment are stated at original cost. Depreciation is computed using the straight-line method for financial reporting purposes. Depreciation expense amounted to $620.1 million in 1998, $565.7 million in 1997 and $503.3 million in 1996. The composite depreciation rates by class of property as a percent of average depreciable plant and equipment were:

--------------------------------------------------------------------------------
                                    1998     1997      1996
--------------------------------------------------------------------------------
Wireline                            6.4%      6.3%     6.2%
Wireless                           10.6%     10.2%    10.1%
Information services               17.4%     17.0%    16.8%
Other                               5.5%      6.2%     6.8%
--------------------------------------------------------------------------------

   The Company capitalizes interest during periods of construction. Capitalized interest during construction amounted to $23.1 million in 1998, $14.0 million in 1997 and $7.4 million in 1996 and is included in other income, net in the accompanying consolidated statements of income.
   Revenue Recognition - Communications revenues are recognized when billed as determined by contractual arrangements with customers and are primarily derived from usage of the Company's networks and facilities or under revenue-sharing arrangements with other telecommunications carriers. Information services revenues consist of data processing revenue recognized as services are performed, software licensing revenue recognized when delivery of the software occurs, and software maintenance revenue recognized ratably over the maintenance period. Certain long-term contracts are accounted for using the percentage-of-completion method. Under this method, revenue and profit are recognized throughout the term of the contract, based upon estimates of the total costs to be incurred and revenues to be generated throughout the term of the contract. Changes in estimates for revenues, costs and profits are recognized in the period in which they are determinable. For all other operations, revenue is recognized when products are delivered or services are rendered to customers.
   Included in accounts receivable and other assets are unbilled receivables primarily related to the information services segment totaling $91.6 million and $185.9 million at December 31, 1998 and 1997, respectively. Included in these unbilled receivables are amounts totaling $55.0 million and $94.5 million at December 31, 1998 and 1997, respectively, which represent costs and estimated earnings in excess of billings related to long-term contracts accounted for under the percentage-of-completion method.
   Computer Software Development Costs - For the Company's information services operations, research and development expenditures related to internally developed computer software are charged to expense as incurred. The development costs of software to be marketed are charged to expense until technological feasibility is established. After that time, the remaining software development costs are capitalized and recorded in plant and other assets in the accompanying consolidated balance sheets. As of December 31, 1998 and 1997, capitalized software development costs, net of amortization, were $259.5 million and $206.6 million, respectively. Amortization of the capitalized amounts is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product, not exceeding six years. Amortization expense amounted to $36.5 million in 1998, $25.1 million in 1997 and $28.1 million in 1996.
   The carrying value of capitalized software development costs is periodically evaluated by the Company. If the net realizable value of the capitalized software development costs is less than its carrying value, an impairment loss is recognized for the difference. The determination of net realizable value requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues generated by the software, the estimated economic life of the software and changes in software and hardware technologies. Accordingly, it is reasonably possible that estimates of anticipated future revenues generated by the software, the remaining economic life of the software, or both, could be reduced in the near term, materially impacting the carrying value of capitalized software development costs. As a result of this periodic evaluation, the Company recorded a write-down of software in 1996. (See Note 9.)
   Earnings Per Share - Basic earnings per share of common stock was determined by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each year. Diluted earnings per share reflects the potential dilution that could occur assuming conversion or exercise of all outstanding preferred stocks and issued and unexercised stock options. No options were excluded from the computation of diluted earnings per share at December 31, 1998, while options to purchase approximately 2,447,000 and 1,326,000 shares of common stock at December 31, 1997 and 1996, respectively, were excluded from the computation of diluted earnings per share because the effect was anti-dilutive.

A reconciliation of the net income and numbers of shares used in computing basic and diluted earnings per share was as follows:

--------------------------------------------------------------------------------
(Thousands, except per share amounts)                1998       1997        1996
--------------------------------------------------------------------------------
Basic earnings per share:
Net income applicable to common shares           $524,537   $588,373    $350,185
Weighted average common shares outstanding
   for the year                                   274,305    276,590     276,637
--------------------------------------------------------------------------------
Basic earnings per share of common stock            $1.91      $2.13       $1.27
--------------------------------------------------------------------------------
Diluted earnings per share:
Net income applicable to common shares           $524,537   $588,373    $350,185
Adjustments for convertible securities:
   Preferred stocks                                   174        206         220
Net income applicable to common shares,          --------   --------    --------
   assuming conversion of above securities       $524,711   $588,579    $350,405
--------------------------------------------------------------------------------
Weighted average common shares outstanding
    for the year                                  274,305    276,590     276,637
Increase in shares which would result from:
      Exercise of stock options                     2,503      1,431       1,233
      Conversion of convertible preferred stocks      468        523         559
Weighted average common shares,                   -------    -------     -------
      assuming conversion of above securities     277,276    278,544     278,429
--------------------------------------------------------------------------------
Diluted earnings per share of common stock          $1.89      $2.11       $1.26
--------------------------------------------------------------------------------

2. Merger:
On July 1, 1998, the Company completed its merger with 360 Communications Company ("360") under a definitive merger agreement entered into on March 16, 1998. Under the terms of the merger agreement, 360 became a wholly-owned subsidiary of the Company. In connection with the merger, each outstanding share of 360 common stock was converted into the right to receive .74 shares of the Company's common stock, 92.1 million common shares in the aggregate.
The merger qualified as a tax-free reorganization and has been accounted for as a pooling-of-interests. Accordingly, the accompanying consolidated financial statements have been restated to include the accounts and results of operations of 360 for all periods presented. The combined results include certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of ALLTEL and 360. Separate and combined results of operations are as follows:

--------------------------------------------------------------------------------
                              (Unaudited)
                               Six Months             For the Years Ended
                             Ended June 30,              December 31,
                             --------------         ------------------------
(In thousands)                         1998               1997          1996
--------------------------------------------------------------------------------
Revenues and sales:
  ALLTEL                         $1,781,454         $3,263,563    $3,192,418
  360                               753,448          1,347,172     1,095,872
  Eliminations and
    reclassifications               (46,454)           (65,595)      (48,823)
                                 ----------         ----------    ----------
    Combined                     $2,488,448         $4,545,140    $4,239,467
--------------------------------------------------------------------------------
Net income:
  ALLTEL                         $  320,449         $  507,886    $  291,737
  360                                81,239             81,495        59,519
                                 ----------         ----------    ----------
    Combined                     $  401,688         $  589,381    $  351,256
--------------------------------------------------------------------------------

    Summarized financial information for 360 was as follows for the years ended December 31:

----------------------------------------------------------------------------
                                                    (Thousands)
                                   -----------------------------------------
                                          1998            1997          1996
----------------------------------------------------------------------------
Revenues and sales                  $1,602,095      $1,347,172    $1,095,872
                                    ----------      ----------    ----------
Operations                             846,929         772,172       624,859
Cost of products sold                  104,929         116,456       104,327
Depreciation and amortization          205,284         184,702       146,841
Merger and integration expenses        136,579               -             -
                                    ----------      ----------    ----------
    Total operating expenses         1,293,721       1,073,330       876,027
                                    ----------      ----------     ---------
Operating income                       308,374         273,842       219,845
Interest expense                      (132,517        (131,589)     (106,364)
Other income, net                       41,750          13,071         3,867
                                    ----------      ----------    ----------
Income before income taxes             217,607         155,324       117,348
Income taxes                           136,870          73,829        57,829
                                    ----------      ----------    ----------
Net income                          $   80,737      $   81,495    $   59,519
----------------------------------------------------------------------------
                                                             December 31,
                                                    ------------------------
                                                          1998          1997
----------------------------------------------------------------------------
Assets:
  Current assets                                    $  248,519    $  230,167
  Non-current assets                                 2,789,432     2,711,757
                                                    ----------    ----------
     Total assets                                   $3,037,951    $2,941,924
----------------------------------------------------------------------------
Liabilities and equity:
  Current liabilities                               $  868,723    $  367,211
  Long-term liabilities                              1,478,277     1,892,164
  Minority interests in consolidated partnerships      165,718       173,248
  Equity                                               525,233       509,301
                                                    ----------    ----------
     Total liabilities and equity                   $3,037,951    $2,941,924
----------------------------------------------------------------------------

Prior to March 7, 1996, 360 was a subsidiary of Sprint Corporation ("Sprint"). On March 7, 1996, Sprint effected a tax-free spinoff of 360 to Sprint shareholders. In conjunction with the spinoff, 360 repaid $1.4 billion of intercompany debt to Sprint, and Sprint contributed the remaining intercompany debt, net of receivables from affiliates, to 360 as additional paid-in capital. In addition, a recapitalization of 360's common stock was effected pursuant to which 360 split its 10 shares of issued and outstanding common stock into 116.7 million new shares of common stock to allow for the pro rata distribution of 360 stock to Sprint shareholders. This distribution was effected as a tax-free dividend.

3. Financial Instruments and Investment Securities:
The carrying amount of cash and short-term investments approximates fair value due to the short maturity of the instruments. The fair value of investments was $1,668.2 million in 1998 and $1,228.7 million in 1997 based on quoted market prices and the carrying value of investments for which there were no quoted market prices. The fair value of the Company's long-term debt, after deducting current maturities, was estimated to be $3,723.8 million in 1998 and $3,804.6 million in 1997 compared to a carrying value of $3,491.8 million in 1998 and $3,699.5 million in 1997. The fair value estimates were based on the overall weighted rates and maturities of the Company's long-term debt compared to rates and terms currently available in the long-term financing markets. The fair value of the Company's redeemable preferred stock was estimated to be $22.3 million in 1998 and $17.5 million in 1997 compared to a carrying amount of $5.0 million in

1998 and $5.6 million in 1997. The fair value estimates were based on the conversion of the Series D convertible redeemable preferred stock to common stock of the Company and the carrying value of the Series A redeemable preferred stock for which there is no quoted market price. The fair value of all other financial instruments was estimated by management to approximate the carrying value.
    Equity securities owned by the Company have been classified as available-for-sale and are reported at fair value, with unrealized gains and losses reported, net of tax, as a separate component of shareholders' equity. The Company had unrealized gains, net of tax, on investments in equity securities of $551.6 million, $300.7 million and $351.9 million at December 31, 1998, 1997 and 1996, respectively, principally derived from ALLTEL's investment in MCI WorldCom, Inc. common stock. The unrealized gains, including the related tax impact, are non-cash items and accordingly have been excluded from the accompanying consolidated statements of cash flows. During 1998 and 1997, the Company sold a portion of its investment in MCI WorldCom, Inc. common stock. (See Note 11.)

4. Investments in Unconsolidated Partnerships:
The Company has investments in 52 wireless partnerships in which it holds a minority ownership interest. The interest owned in each unconsolidated partnership ranges from approximately 1% to 49%. Unaudited condensed combined financial information for investments in unconsolidated partnerships was as follows for the years ended December 31:

----------------------------------------------------------------------------
                                                     (Thousands)
                                      --------------------------------------
                                            1998          1997          1996
----------------------------------------------------------------------------
Revenues and sales                    $3,120,715    $2,779,253    $2,706,525
                                      ----------    ----------    ----------
Operations                             1,664,365     1,660,192     1,603,794
Cost of products sold                    152,128        81,234        97,691
Depreciation and amortization            358,850       298,653       281,126
                                      ----------    ----------    ----------
    Total operating expenses           2,175,343     2,040,079     1,982,611
                                      ----------    ----------    ----------
Operating income                         945,372       739,174       723,914
Non-operating income (expense)           (18,414)       12,622           883
                                      ----------    ----------    ----------
Income before cumulative effects
    of changes in accounting
    principles                           926,958       751,796       724,797
Cumulative effects of changes in
    accounting principles, net                 -       (19,278)            -
                                      ----------    ----------    ----------
Net income                            $  926,958    $  732,518    $  724,797
----------------------------------------------------------------------------
                                                            December 31,
                                                    ------------------------
                                                          1998          1997
----------------------------------------------------------------------------
Assets:
    Current assets                                  $  634,073    $  609,737
    Non-current assets                               2,432,535     2,287,621
                                                    ----------    ----------
         Total assets                               $3,066,608    $2,897,358
----------------------------------------------------------------------------
Liabilities and equity:
    Current liabilities                             $   49,602    $  276,276
    Long-term liabilities                               19,166        15,025
    Equity                                           2,997,840     2,606,057
                                                    ----------    ----------
         Total liabilities and equity               $3,066,608    $2,897,358
----------------------------------------------------------------------------

5. Debt:
Long-term debt, after deducting current maturities, was as follows at December 31:

-------------------------------------------------------------------------------
                                                                (Thousands)
                                                       ------------------------
                                                             1998          1997
                                                             ----          ----
Debentures and notes, without collateral,
  Weighted rate 7.3% in 1998 and 1997
  Weighted maturity 9 years in 1998 and 10
   years in 1997                                       $2,584,869    $2,512,312

Revolving credit agreements,
  Weighted rate 5.7% in 1998 and 6.5% in 1997
  Weighted maturity 5 years in 1998 and 1997              578,520       847,920

Rural Telephone Bank and Federal Financing Bank notes,
  Weighted rate 7.7% in 1998 and 1997
  Weighted maturity 16 years in 1998 and 1997             252,240       255,006

Rural Utilities Service notes,
  Weighted rate 4.6% in 1998 and 4.5% in 1997
  Weighted maturity 16 years in 1998 and 1997              57,498        61,917

First mortgage bonds and collateralized notes,
  Weighted rate 8.0% in 1998 and 8.4% in 1997
  Weighted maturity 4 years in 1998 and 1997               12,778        15,864

 Industrial revenue bonds,
  Weighted rate 5.4% in 1998 and 1997
  Weighted maturity 9 years in 1998 and 10
   years in 1997                                            5,850         6,500
                                                       ----------    ----------
       Total long-term debt                            $3,491,755    $3,699,519
-------------------------------------------------------------------------------
  Weighted rate                                              7.0%          7.1%
  Weighted maturity                                     9.0 years     9.5 years
-------------------------------------------------------------------------------
   The Company has a $1 billion revolving credit agreement, which has a termination date of October 1, 2003, with provision for annual extensions. It is the Company's intention to continue to renew this agreement. The revolving credit agreement provides for a variety of pricing options. In connection with its merger with 360, in July 1998, the Company repaid all borrowings outstanding under a separate $1 billion revolving credit facility of 360.
   The indentures and agreements, as amended, provide, among other things, for various restrictions on the payment of dividends by the Company. Retained earnings unrestricted as to payment of dividends by the Company amounted to $1,634.0 million at December 31, 1998. Certain properties have been pledged as collateral on $328.4 million of obligations.
   Interest expense on long-term debt amounted to $262.9 million in 1998, $260.6 million in 1997 and $235.8 million in 1996. Maturities and sinking fund requirements for the four years after 1999 for long-term debt outstanding, excluding the revolving credit agreement, as of December 31, 1998, were $45.5 million, $48.5 million, $48.4 million and $490.4 million for the years 2000 through 2003, respectively.

6. Common Stock:
There are 1 billion shares of $1 par value common stock authorized of which 275,136,743 and 273,410,553 shares were outstanding at December 31, 1998 and 1997, respectively. At December 31, 1998, the Company had 26,030,940 common shares reserved for issuance in connection with convertible preferred stock (828,812) and stock options (25,202,128).
   The Company has stock-based compensation plans. Under these plans, the Company may grant fixed and performance-based incentive and non-qualified stock options to officers and other key employees. The maximum number of shares of the Company's common stock that may be issued to officers and other key employees under all stock options plans in effect at December 31, 1998 is 26,736,688 shares. Fixed options granted under the stock option plans generally become exercisable in one to five years from the date of grant. Certain fixed options granted in 1997 become exercisable in equal increments over a six-year period beginning three years from the date of grant. Performance-based options were granted in 1997, and such options become exercisable one year from the date in which certain performance goals related to operating income growth and return on invested capital are achieved for the four most recent consecutive calendar quarters. Four separate levels of performance goal targets have been established, each specifying different minimum growth and return rates. Depending upon which of the four performance goal target levels is attained, 25%, 50%, 75% or 100% of the option award will vest and become exercisable.
   Under the 1994 Stock Option Plan for Non-employee Directors (the Directors'
Plan), the Company grants fixed, non-qualified stock options to directors for up to 1,000,000 shares of common stock. Under the Directors' Plan, directors receive a one-time grant to purchase 10,000 shares of common stock. Directors are also granted each year, on the date of the annual meeting of stockholders, an option to purchase a specified number of shares of common stock (currently 3,500 shares). Options granted under the Directors' Plan become exercisable the day immediately preceding the date of the first annual meeting of stockholders following the date of grant.
   For all plans, the exercise price of the option equals the market value of the Company's common stock on the date of grant. For fixed stock options, the maximum term for each option granted is 10 years. Any performance-based option that remains unvested as of January 29, 2003, will expire.
   For stock options granted subsequent to January 1, 1995, the fair value of each option was estimated on the grant date using the Black-Scholes option-pricing model and the following weighted average assumptions:

------------------------------------------------------------------------------
                                              1998          1997          1996
------------------------------------------------------------------------------
  Expected life                          5.2 years     5.6 years     5.5 years
  Expected volatility                        23.8%         21.6%         23.8%
  Dividend yield                              1.9%          2.9%          2.0%
  Risk-free interest rate                     5.5%          6.2%          6.1%
------------------------------------------------------------------------------

   The following is a summary of stock options outstanding, granted, exercised, forfeited and expired under the Company's stock-based compensation plans:

--------------------------------------------------------------------------------
                                                       Weighted Average Price
                                  Shares                     Per Share
                         ---------------------   -------------------------------
                              1998        1997       1996    1998    1997   1996
--------------------------------------------------------------------------------
Outstanding at beginning
   of period             9,645,180   6,526,562  5,659,152  $28.68  $24.75 $22.28
Granted                  2,842,420   4,411,398  1,459,214   40.50   32.75  31.75
Exercised               (1,827,967)   (892,854)  (436,588)  24.00   20.30  14.95
Forfeited                 (566,343)   (354,892)  (155,216)  33.90   28.67  27.93
Expired                    (10,553)    (45,034)         -   38.99   25.79      -
                        ----------   ---------  ---------  ------  ------ ------
Outstanding at end
   of period            10,082,737   9,645,180  6,526,562  $32.55  $28.68 $24.75
--------------------------------------------------------------------------------
Exercisable at end
   of period             3,637,202   3,814,026  3,628,833  $26.24  $23.56 $21.55
Non-vested at end
   of period:
   Fixed                 6,189,035   5,544,654  2,897,729
   Performance-based       256,500     286,500          -
Weighted average fair
   value of stock options
   granted during
   the year                 $10.21       $7.56      $8.93
--------------------------------------------------------------------------------

   The following is a summary of stock options outstanding as of December 31, 1998:
--------------------------------------------------------------------------------

                  Options Outstanding                     Options Exercisable
-----------------------------------------------------   -----------------------
                               Weighted      Weighted                  Weighted
                               Average       Average                   Average
                               Remaining     Exercise                  Exercise
   Range of      Number of    Contractual     Price      Number of      Price
Exercise Prices   Options        Life       Per Share     Options     Per Share
---------------  ---------    -----------   ---------    ---------    ---------
$11.41 - $16.12    294,446     1.8 years     $13.95        294,446      $13.95
$20.00 - $26.94  1,649,428     5.1 years      23.64      1,308,957       22.83
$27.12 - $32.52  3,945,482     5.6 years      30.99      1,979,918       30.02
$33.88 - $41.81  2,252,041     8.8 years      34.62         42,041       35.41
$43.13 - $52.94  1,941,340     9.2 years      43.75         11,840       45.27
                 ---------     ---------      -----      ---------      ------
                10,082,737     6.8 years     $32.55      3,637,202      $26.24
-------------------------------------------------------------------------------

   The Company applies the provisions of Accounting Principles Board Opinion
No. 25 and related Interpretations in accounting for its stock-based compensation plans. Accordingly, no compensation cost has been recognized by the Company in the accompanying consolidated statements of income for any of the fixed stock options granted. Compensation cost for performance-based options is recognized as expense over the expected vesting period and is adjusted for changes in the market value of the Company's common stock. Compensation cost for the performance-based options amounted to $2.8 million in 1998 and $547,000 in 1997. Had compensation cost for options granted been determined on the basis of the fair value of the awards at the date of grant, consistent with the methodology prescribed by Statement of Financial Accounting Standards No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the years ended December 31:

--------------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)     1998      1997      1996
--------------------------------------------------------------------------------
Net income:
   As reported                                   $525,475  $589,381  $351,256
   Pro forma                                     $516,798  $583,749  $346,985
Basic earnings per share:
   As reported                                      $1.91     $2.13     $1.27
   Pro forma                                        $1.88     $2.11     $1.25
Diluted earnings per share:
   As reported                                      $1.89     $2.11     $1.26
   Pro forma                                        $1.86     $2.09     $1.24
--------------------------------------------------------------------------------
   The pro forma net income and earnings per share amounts reflect only the effect of stock options granted subsequent to January 1, 1995. Accordingly, the pro forma amounts may not be representative of the future effects on reported net income and earnings per share that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable, and new option awards may be granted each year.

7. Employee Benefit Plans and Postretirement Benefits Other Than Pensions:
The Company has a trusteed, non-contributory defined benefit pension plan which provides retirement benefits for eligible employees of the Company. Assets of the plan include common stock of the Company amounting to $37.7 million and $25.3 million at December 31, 1998 and 1997, respectively. Pension (credit) expense, including provision for executive compensation agreements, totaled $(8.1) million in 1998, $(5.3) million in 1997 and $0.6 million in 1996.
   The Company provides postretirement healthcare and life insurance benefits for eligible employees. Employees share in the cost of these benefits. The Company funds the accrued costs of these plans as benefits are paid. Postretirement expense totaled $4.2 million in 1998, $4.1 million in 1997 and $4.3 million in 1996.
   The components of the pension and postretirement expense (credit) were as follows for the years ended December 31:

--------------------------------------------------------------------------------
                                                 (Thousands)
                            ----------------------------------------------------
                                                              Postretirement
                                 Pension Benefits                Benefits
                            -------------------------    -----------------------
                               1998     1997     1996       1998    1997    1996
--------------------------------------------------------------------------------
Benefits earned during
   the year                 $11,263  $10,415  $12,589     $   70  $  387  $  427
Interest cost on benefit
   obligation                25,655   24,401   23,597      3,023   2,817   2,868
Amortization of transition
   (asset) obligation        (1,183)  (1,183)  (1,183)       976     976     976
Amortization of prior
   service (credit) cost     (1,117)  (1,117)  (1,117)        40      40      40
Recognized net actuarial
   (gain) loss               (3,378)  (2,979)    (702)       111    (155)      -
Expected return on plan
   assets                   (39,303) (34,864) (32,607)         -       -       -
                            -------  -------  -------     ------  ------  ------
Net periodic (credit)
   expense                  $(8,063) $(5,327) $   577     $4,220  $4,065  $4,311
--------------------------------------------------------------------------------

   The following table presents a summary of plan assets, projected benefit obligation and funded status of the plans at December 31:
--------------------------------------------------------------------------------
                                                 (Thousands)
                                ------------------------------------------------
                                   Pension Benefits      Postretirement Benefits
                                ---------------------    -----------------------
                                    1998         1997          1998        1997
--------------------------------------------------------------------------------
Fair value of plan assets at
   beginning of year            $444,326     $394,533       $     -     $     -
Employer contributions                 -            -         4,549       5,675
Participant contributions              -            -         2,354       2,500
Actual return on plan assets      61,572       65,702             -           -
Benefits paid                    (17,561)     (15,909)       (6,903)     (8,175)
                                --------      -------       -------     -------
Fair value of plan assets
   at end of year                488,337      444,326             -           -
--------------------------------------------------------------------------------
Projected benefit obligation
   at beginning of year          352,405      313,878        46,646      38,392
Benefits earned                   11,263       10,415            70         387
Interest cost on projected
   benefit obligation             25,655       24,401         3,023       2,817
Participant contributions              -            -         2,354       2,500
Actuarial loss                    25,823       19,620         6,644      10,725
Benefits paid                    (17,561)     (15,909)       (6,903)     (8,175)
                                --------      -------       -------    --------
Projected benefit obligation
   at end of year                397,585      352,405        51,834      46,646
--------------------------------------------------------------------------------
Plan assets in excess of
   (less than) projected
   benefit obligation             90,752       91,921       (51,834)    (46,646)
Unrecognized actuarial
   (gain) loss                   (41,581)     (50,665)        9,573       4,333
Unrecognized prior service
   (credit) cost                  (2,081)      (3,198)          633         235
Unrecognized net transition
   (asset) obligation             (5,917)      (7,100)       13,662      14,638
                                --------      -------      --------    --------
Prepaid (accrued) benefit cost  $ 41,173     $ 30,958      $(27,966)   $(27,440)
--------------------------------------------------------------------------------
   Actuarial assumptions used to calculate the projected benefit obligations were as follows for the years ended December 31:
--------------------------------------------------------------------------------
                                   Pension Benefits      Postretirement Benefits
                                ---------------------    -----------------------
                                    1998         1997          1998         1997
                                    ----         ----          ----         ----
Discount rate                      6.75%        7.25%         6.75%        7.25%
Expected return on plan assets     8.50%        9.00%             -            -
Rate of compensation increase      5.00%        5.00%             -            -
Healthcare cost trend rate             -           -          8.00%        9.00%
--------------------------------------------------------------------------------
   The healthcare cost trend rate is expected to decrease on a graduated basis to an ultimate rate of 6 percent in the year 2000. A one percent change in the assumed healthcare cost trend rate for each future year would affect the postretirement benefit cost by approximately $190,000 for the year ended December 31, 1998, and the postretirement benefit obligation as of December 31, 1998, by approximately $3.5 million.
   The Company has a non-contributory defined contribution plan in the form of profit-sharing arrangements for eligible employees, except bargaining unit employees. The amount of profit-sharing contributions to the plan is determined annually by the Company's Board of Directors. Profit-sharing expense amounted to $19.4 million in 1998, $22.8 million in 1997 and $20.4 million in 1996.
   The Company also sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees, except bargaining unit employees. Employees may elect to contribute to the plans a portion of their eligible pretax compensation up to certain limits as specified by the plans. The Company also makes annual contributions to the plans. Amounts contributed by the Company to the plans amounted to $10.5 million in 1998, $14.4 million in 1997 and $14.7 million in 1996.

8. Lease Commitments:
Minimum rental commitments for all non-cancelable operating leases, consisting principally of leases for office space, office equipment, real estate and tower space, were as follows as of December 31, 1998:

--------------------------------------------------------------------------------
                                             (Thousands)
                                             -----------
Year                                            Amount
--------------------------------------------------------------------------------
1999                                          $ 54,234
2000                                            43,812
2001                                            37,466
2002                                            30,164
2003                                            20,912
Thereafter                                      76,525
                                              --------
   Total                                      $263,113
--------------------------------------------------------------------------------

   Rental expense totaled $54.9 million in 1998, $47.3 million in 1997 and $44.4 million in 1996.

9. Merger and Integration Expenses:
During the third quarter of 1998, the Company recorded transaction costs and one-time charges totaling $252 million on a pretax basis related to the closing of its merger with 360. The merger and integration expenses include professional and financial advisors' fees of $31.5 million, severance and employee-related expenses of $48.7 million and integration costs of $171.8 million. The Company's merger and integration plan, as approved by ALLTEL's Board of Directors, provides for a reduction of 521 employees, primarily in the corporate support functions, to be substantially completed by the first quarter of 1999. As of December 31, 1998, the Company had paid $16.8 million in severance and employee-related expenses and 144 out of the total 521 employee reductions had been completed. The integration costs include several adjustments resulting from the redirection of a number of strategic initiatives based on the merger with 360 and ALLTEL's expanded wireless presence. These adjustments include a $60 million write-down in the carrying value of certain in-process software development assets, $50 million of costs associated with the early termination of certain service obligations, branding and signage costs of $20.7 million, a $18 million write-down in the carrying value of certain assets resulting from a revised PCS deployment plan, and other integration costs of $23.1 million.
   The estimated cost of contract termination primarily relate to a long-term contract continuing until 2006 with an outside vendor for customer billing services to be provided to the 360 operations, under which the Company currently is paying approximately $45 million per year. As part of its integration plan, the Company will convert the 360 operations to its own internal billing system during the period of two years following July 1, 1998. In December 1998, the foregoing vendor filed a declaratory judgment suit against the Company requesting a ruling that the Company did not have the right to terminate the contract. The Company is disputing the vendor's position and has filed a counterclaim against the vendor for breach of contract. The $50 million of costs recorded represent the Company best estimated cost of terminating the billing services contract with the outside vendor prior to the expiration of its term. The $50 million amount is the present value of the estimated profit to the vendor over the remaining term of the contract. The $18 million write-down in the carrying value of certain PCS-related assets include approximately $15 million related to cell site acquisition and improvement costs and capitalized labor and engineering charges that were incurred during the initial construction phase of the PCS buildout in three markets. As a result of the merger with 360, the Company elected not to continue to complete construction of its PCS network in these three markets. The remaining $3 million of the PCS-related write-down represents cell site lease termination fees.
   The Company expects to complete its integration plan by the end of 1999. The major actions steps of the plan include: (1) the immediate stoppage of further development of a customer billing system which has no alternative use or functionality, (2) the immediate negotiation with a vendor of an early termination of a customer billing contract, and (3) the immediate abandonment of the PCS buildout in three markets.

   The following is a summary of activity related to the Company's merger and integration accrual:

--------------------------------------------------------------------------------
                                                      (Millions)
--------------------------------------------------------------------------------
Total merger and integration costs                       $252.0
Cash outlays                                              (85.9)
Non-cash write-down of assets                             (74.8)
                                                         ------
Accrued reserve balance at December 31, 1998             $ 91.3
--------------------------------------------------------------------------------

   The merger and integration expenses decreased net income $201.0 million.

10. Provision to Reduce Carrying Value of Certain Assets:
During the third quarter, the Company recorded a non-recurring operating expense associated with a contingency reserve on an unbilled receivable of $55 million related to its contract with GTE Corporation ("GTE"). This expense represents a reduction in the cumulative gross margin earned under the GTE contract. Due to its pending merger with Bell Atlantic Corporation, GTE has re-evaluated its billing and customer care requirements and modified its billing conversion plans. This charge decreased net income $33.6 million.
    During the second quarter of 1997, the Company recorded a pretax write-down of $16.9 million to reflect the fair value less cost to sell its product distribution segment's wire and cable subsidiary, HWC Distribution Corp. (HWC). The sale of HWC was completed in May 1997. This write-down resulted in a decrease in net income of $11.7 million for the year ended December 31, 1997.
    In 1996, the Company incurred non-cash, pretax charges of $120.3 million to write down the carrying value of certain assets. In accordance with the Company's plan to dispose of its wire and cable subsidiary, the Company recorded a pretax write-down of $45.3 million in the carrying value of goodwill related to HWC. In addition, the information services segment recorded a pretax write-down of $53.0 million, primarily consisting of an adjustment to the carrying value of certain capitalized software development costs. The write-down of software resulted from performing a net realizability evaluation of software-related products that have been impacted by changes in software and hardware technologies. Finally, due to current and projected future operating losses sustained by its community banking operations, information services also recorded a pretax write-down of $22.0 million to adjust the carrying value of these operations to their estimated fair value based upon projections of future cash flows. These write-downs resulted in a decrease in net income of $72.7 million for the year ended December 31, 1996.

11. Gain on Disposal of Assets and Other:
During the third quarter of 1998, the Company recorded a pretax gain of $80.9 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from this sale amounted to $87.6 million. This transaction increased net income $49.2 million. During the second quarter of 1998, the Company recorded a pretax gain of $148.2 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from this sale amounted to $162.6 million. This transaction increased net income $90.2 million. During the first quarter of 1998, the Company recorded a pretax gain of $36.6 million primarily from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from the sale of stock amounted to $40.7 million. In addition, the Company recorded a pretax gain of $30.5 million from the sale of its ownership interest in a cellular partnership serving the Omaha, Neb. market. The gains from these first quarter transactions resulted in an increase of $40.4 million in net income.
   During the third quarter of 1997, the Company recorded a pretax gain of $34.4 million primarily related to the sale of its investment in a software company. During the second quarter of 1997, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock. Proceeds from the sale of this stock amounted to $185.9 million. During the first quarter of 1997, the Company recorded a pretax gain of

$16.2 million from the sale of information services' healthcare operations; and the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships. These transactions resulted in an increase of $121.5 million in net income for the year ended December 31, 1997.
   In 1996, the Company recorded a pretax gain of $15.3 million from the sale of wireline properties in Nevada to Citizens Utilities Company. The Company also incurred $15.8 million of termination fees related to the early retirement of $200 million of long-term debt, and the Company realized a pretax loss of $1.8 million related to the withdrawal of its investment in GO Communications Corporation. These transactions resulted in a decrease in net income of $1.5 million for the year ended December 31, 1996.

12. Income Taxes:
Income tax expense was as follows:

----------------------------------------------------------------------------
                                                         (Thousands)
                                              ------------------------------
                                                  1998       1997       1996
----------------------------------------------------------------------------
Federal                                       $394,303   $343,460   $181,246
State and other                                 52,561     51,184     46,286
                                              --------   --------   --------
                                              $446,864   $394,644   $227,532
----------------------------------------------------------------------------
   The federal income tax expense consists of the following:

----------------------------------------------------------------------------
                                                        (Thousands)
                                             -------------------------------
                                                 1998        1997       1996
----------------------------------------------------------------------------
Currently payable                            $373,176    $242,809   $158,089
Deferred                                       24,887     105,574     32,090
Investment tax credit amortized                (3,760)     (4,923)    (8,933)
                                             --------    --------   --------
                                             $394,303    $343,460   $181,246
----------------------------------------------------------------------------
   Deferred income tax expense results principally from temporary differences between depreciation expense for income tax purposes and depreciation expense recorded in the financial statements. Deferred tax balances are adjusted to reflect tax rates, based on currently enacted tax laws, that will be in effect in the years in which the temporary differences are expected to reverse. For the Company's regulated operations, the adjustment in deferred tax balances for the change in tax rates is reflected as a regulatory asset or liability. These regulatory assets and liabilities are amortized over the lives of the related depreciable asset or liability concurrent with recovery in rates.
   Differences between the federal income tax statutory rates and effective income tax rates, which include both federal and state income taxes, were as follows:

----------------------------------------------------------------------------
                                                 1998        1997       1996
----------------------------------------------------------------------------
Statutory income tax rates                      35.0%       35.0%      35.0%
Increase (decrease):
   Investment tax credit                        (0.4)       (0.5)      (1.5)
   State income taxes, net of federal benefit    3.5         3.4        5.2
   Amortization of intangibles                   1.4         1.3        1.9
   Merger and integration expenses               4.5           -          -
   Other items                                   2.0         0.9       (1.3)
                                                ----       -----       -----
Effective income tax rates                      46.0%       40.1%      39.3%
----------------------------------------------------------------------------

    The significant components of the Company's net deferred income tax liability were as follows at December 31:

--------------------------------------------------------------------------------
                                                                 (Thousands)
                                                            -------------------
                                                                1998       1997
-------------------------------------------------------------------------------
Property, plant and equipment                               $558,312   $539,856
Capitalized computer software                                110,547     80,466
Unrealized holding gain on investments                       335,871    196,634
Operating loss carryforwards                                 (20,805)   (39,200)
Other, net                                                   (65,787)   (86,595)
                                                            --------   --------
                                                             918,138    691,161
Valuation allowance                                           15,347     19,562
                                                            --------   --------
    Total                                                   $933,485   $710,723
--------------------------------------------------------------------------------
    At December 31, 1998 and 1997, total deferred tax assets were $216.8 million and $275.8 million, respectively, and total deferred tax liabilities were $1,150.3 million and $986.5 million, respectively.
    As of December 31, 1998 and 1997, the Company had available tax benefits associated with federal and state operating loss carryforwards of $20.8 million and $39.2 million, respectively, which expire annually in varying amounts to 2012. The valuation allowance primarily represents tax benefits of certain state operating loss carryforwards and other deferred tax assets which may expire unutilized.

13. Other Comprehensive Income:
In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" ("SFAS 130"). As required, the Company adopted the provisions of SFAS 130 in its year-end 1998 financial statements and has reclassified its prior-year financial statements to conform to SFAS 130's presentation requirements. For the Company, other comprehensive income consists of unrealized holding gains on its investments in equity securities, principally consisting of its investment in MCI WorldCom, Inc. common stock. The components of other comprehensive income were as follows for the years ended December 31:

--------------------------------------------------------------------------------
                                                           (Thousands)
                                               --------------------------------
                                                    1998        1997       1996
-------------------------------------------------------------------------------
Unrealized holding gains arising in
    the period                                 $ 679,262   $  69,449   $225,008
Income tax expense                               266,873      32,540     81,822
                                               ---------   ---------   --------
                                                 412,389      36,909    143,186
                                               ---------   ---------   --------
Less: reclassification adjustments
      for gains included in net
      income for the period                     (265,644)   (155,993)         -
Income tax expense                               104,199      67,888          -
                                               ---------    --------   --------
                                                (161,445)    (88,105)         -
                                               ---------    --------   --------
Other comprehensive income (loss) before tax     413,618     (86,544)   225,008
Income tax expense (benefit)                     162,674     (35,348)    81,822
                                               ---------    --------   --------
Other comprehensive income (loss)              $ 250,944    $(51,196)  $143,186
--------------------------------------------------------------------------------

14. Litigation-Claims and Assessments:
On July 12, 1996, the Georgia Public Service Commission ("Georgia PSC") issued an order requiring that ALLTEL's wireline subsidiaries which operate within its jurisdiction reduce their annual network access charges by $24 million, prospectively, effective July 1, 1996. The Georgia PSC's action was in response to the Company's election to move from a rate-of-return method of pricing to an incentive rate structure, as provided by a 1995 Georgia telecommunications law. The Company appealed the Georgia PSC order. On November 6, 1996, the Superior Court of Fulton County, Georgia, (the "Superior Court") rendered its decision and reversed the Georgia PSC order, finding, among other matters, that the Georgia PSC had exceeded its authority by conducting a rate proceeding after the Company's election of alternative regulation.
    The Superior Court did not rule on a number of other assertions made by the Company as grounds for reversal of the Georgia PSC order. The Georgia PSC appealed the Superior Court's decision, and on July 3, 1997, the Georgia Court of Appeals (the "Appellate Court") reversed the Superior Court's decision. On August 5, 1997, the Company filed with the Georgia Supreme Court a petition for writ of certiorari requesting that the Appellate Court's decision be reversed. On October 5, 1998, the Georgia Supreme Court, in a 4-3 decision, upheld the Appellate Court's ruling that the Georgia PSC had the authority to order the rate reductions. The case has been returned to the Superior Court for a hearing on the merits, which will provide ALLTEL the opportunity to challenge the Georgia PSC's order by asserting a number of additional federal and state constitutional and other legal grounds.
    At December 31, 1998, the maximum possible liability to the Company related to this case is $60 million plus interest at 7 percent from July 1, 1996. Since the Company believes that it will prevail in this case, the Company has not implemented any revenue reductions or established any reserves for refund related to this matter at this time.

15. Business Segments:
In 1997, the FASB issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which requires reporting segment information consistent with the way management internally disaggregates an entity's operations to assess performance and to allocate resources. As required, the Company adopted the provisions of SFAS 131 in its year-end 1998 financial statements and has restated its prior-year segment information to conform to SFAS 131's requirements.
   ALLTEL disaggregates its business operations based upon differences in products and services. The Company's communications operations consist of its wireless, wireline and emerging businesses segments. Wireless communications and paging services are provided in 22 states in four major markets: Southeast, Mid-Atlantic, Midwest and West. The Company's wireline subsidiaries provide primary local service and network access in 14 states. Emerging businesses include the Company's long-distance, local competitive access, Internet access, network management and PCS operations. Long-distance and Internet access services are marketed in 22 states. The Company is currently providing local competitive access, PCS and network management services in select areas within its geographically focused communications markets. Information services provides information processing, outsourcing services and application software primarily to financial and telecommunications customers. The principal markets for information services' products and services are commercial banks, financial institutions and telecommunications companies in the United States and major international markets. Other operations consist of the Company's product distribution and directory publishing operations. Corporate items represent general corporate expenses, headquarters facilities and equipment, investments, goodwill and other non-recurring and unusual items not allocated to the segments.
   The accounting policies used in measuring segment assets and operating results are the same as those described in Note 1. The non-recurring and unusual items discussed in Notes 9, 10 and 11 are not allocated to the segments and are included in corporate operations. The Company evaluates performance of the segments based on segment operating income, excluding non-recurring and unusual items. The Company accounts for intersegment sales at current market prices or in accordance with regulatory requirements.

Information about the Company's business segments was as follows for the year ended December 31, 1998:

------------------------------------------------------------------------------------------------------------------------------------
                                 Communications
                -------------------------------------------

(Dollars in                              Emerging            Information    Other      Total    Corporate  Intercompany Consolidated
 thousands)        Wireless   Wireline  Businesses   Total     Services   Operations  Segments  Operations Eliminations      Total
------------------------------------------------------------------------------------------------------------------------------------

Revenues and  sales
 from unaffiliated
 customers:
  Domestic       $2,137,161  $1,274,597 $ 99,947  $3,511,705  $  850,841 $338,115  $4,700,661   $        -  $        -   $4,700,661
  International           -           -        -           -     154,300        -     154,300            -           -      154,300
                 ----------  ---------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------
                  2,137,161   1,274,597   99,947   3,511,705   1,005,141  338,115   4,854,961            -           -    4,854,961
Intersegment
 revenues
 and sales                -      34,467        -      34,467     156,627  263,235     454,329            -    (115,282)a    339,047
                 ----------   --------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------
 Total revenues
   and sales      2,137,161   1,309,064   99,947   3,546,172   1,161,768  601,350   5,309,290            -    (115,282)   5,194,008
                 ----------   --------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------

Operating
 expenses         1,241,443     583,217  135,337   1,959,997     860,385  573,685   3,394,067       12,068    (115,282)a  3,290,853
Depreciation and
  amortization      292,105     254,283    9,486     555,874     138,732    1,739     696,345       10,784           -      707,129
Merger and
  integration
  expenses                -           -        -           -           -        -           -      252,000           -      252,000
Provision to
  reduce carrying
  value of
  certain assets          -           -        -           -           -        -           -       55,000           -       55,000
                 ----------  ---------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------
  Total costs
    and expenses  1,533,548     837,500  144,823   2,515,871     999,117  575,424   4,090,412      329,852    (115,282)   4,304,982
                 ----------  ---------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------

Operating income
  (loss)            603,613     471,564  (44,876)  1,030,301     162,651   25,926   1,218,878     (329,852)          -      889,026

Equity earnings in
  unconsolidated
  partnerships      114,859           -        -     114,859           -        -     114,859            -           -      114,859
Minority interest
  in consolidated
  partnerships     (102,177)          -        -    (102,177)          -        -    (102,177)           -           -     (102,177)
Other income, net    20,099       4,374    2,331      26,804      10,646      235      37,685          465           -       38,150
Interest expense   (158,262)    (54,598) (10,941)   (223,801)    (12,268)  (1,259)   (237,328)     (26,341)          -     (263,669)
Gain on disposal
  of assets
  and other               -           -        -           -           -        -           -      296,150           -      296,150
                 ----------  ---------- --------- ----------- ---------- --------  ----------   ----------  ----------   ----------
Income before
  income taxes      478,132     421,340  (53,486)    845,986     161,029   24,902   1,031,917      (59,578)          -      972,339
Income tax
  expense
  (benefit)         214,054     152,138  (20,637)    345,555      67,602    9,631     422,788       24,076           -      446,864
                 ----------  ---------- --------  ----------  ---------- --------  ----------   ----------  ----------   ----------
Net income
  (loss)         $  264,078  $  269,202 $(32,849) $  500,431  $   93,427 $ 15,271  $  609,129   $  (83,654) $        -   $  525,475
------------------------------------------------------------------------------------------------------------------------------------
Assets           $4,193,579  $2,784,218 $132,112  $7,109,909  $  872,845 $179,850  $8,162,604   $1,258,385b $  (46,763)c $9,374,226
Investments in
  unconsolidated
  partnerships   $  633,989  $        - $      -  $  633,989  $        - $      -  $  633,989   $        -  $        -   $  633,989
Capital
  expenditures   $  303,567  $  280,782 $143,332  $  727,681  $  111,257 $  1,489  $  840,427   $   28,151  $        -   $  868,578
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
a)Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b)Corporate assets consist of headquarters fixed assets ($141,432), investments ($954,601), goodwill ($104,259) and other assets
  ($58,093) not allocated to the segments.
c)Elimination of intersegment receivables.

Information about the Company's business segments was as follows for the year ended December 31, 1997:

------------------------------------------------------------------------------------------------------------------------------------
                               Communications
                -------------------------------------------

(Dollars in                              Emerging            Information    Other      Total    Corporate  Intercompany Consolidated
 thousands)        Wireless   Wireline  Businesses   Total     Services   Operations  Segments  Operations Eliminations      Total
------------------------------------------------------------------------------------------------------------------------------------
Revenues and
 sales from
 unaffiliated
 customers:
  Domestic       $1,838,544  $1,200,472 $ 52,002  $3,091,018  $  730,386 $355,605  $4,177,009  $         -  $        -   $4,177,009
  International           -           -        -           -     114,918        -     114,918            -           -      114,918
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
                  1,838,544   1,200,472   52,002   3,091,018     845,304  355,605   4,291,927            -           -    4,291,927
Intersegment
 revenues
 and sales                -      33,496        -      33,496     128,847  123,317     285,660            -     (32,447)a    253,213
                 ----------   --------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
 Total revenues
   and sales      1,838,544   1,233,968   52,002   3,124,514     974,151  478,922   4,577,587            -     (32,447)   4,545,140
                 ----------   --------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------

Operating
 expenses         1,111,042     542,144   72,856   1,726,042     716,907  454,922   2,897,871        6,512     (32,447)a  2,871,936
Depreciation and
  amortization      267,049     241,839    1,295     510,183     112,316    2,068     624,567       10,897           -      635,464
Provision to
  reduce carrying
  value of
  certain assets          -           -        -           -           -        -           -       16,874           -       16,874
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
  Total costs
    and expenses  1,378,091     783,983   74,151   2,236,225     829,223  456,990   3,522,438       34,283     (32,447)   3,524,274
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------

Operating income
  (loss)            460,453     449,985  (22,149)    888,289     144,928   21,932   1,055,149      (34,283)          -    1,020,866

Equity earnings in
  unconsolidated
  partnerships       92,087           -        -      92,087           -        -      92,087            -           -       92,087
Minority interest
  in consolidated
  partnerships      (87,966)          -        -     (87,966)          -        -     (87,966)           -           -      (87,966)
Other income
  expense             6,751       2,557      865      10,173      (1,152)     (21)      9,000        2,157           -       11,157
Interest expense   (155,436)    (54,626)  (1,702)   (211,764)    (12,330)    (782)   (224,876)     (36,894)          -     (261,770)
Gain on disposal
  of assets
  and other               -           -        -           -           -        -           -      209,651           -      209,651
                 ----------  ----------  -------- ----------  ---------- --------  ----------  -----------  ----------   ----------
Income before
  income taxes      315,889     397,916  (22,986)    690,819     131,446   21,129     843,394      140,631           -      984,025
Income tax
  expense
  (benefit)         130,737     141,087   (3,317)    268,507      55,400    7,530     331,437       63,207           -      394,644
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
Net income
  (loss)         $  185,152  $  256,829 $(19,669) $  422,312  $   76,046 $ 13,599  $  511,957  $    77,424  $        -   $  589,381
------------------------------------------------------------------------------------------------------------------------------------
Assets           $3,990,529  $2,744,745 $ 39,343  $6,774,617  $  809,242 $129,973  $7,713,832  $   874,718b $  (18,145)c $8,570,405
Investments in
  unconsolidated
  partnerships   $  580,029  $        - $      -  $  580,029  $        - $      -  $  580,029  $         -  $        -   $  580,029
Capital
  expenditures   $  372,975  $  271,305 $ 66,915  $  711,195  $   87,937 $  1,620  $  800,752  $    26,134  $        -   $  826,886
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
a)Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b)Corporate assets consist of headquarters fixed assets ($116,532), investments ($628,912), goodwill ($107,930) and other assets
  ($21,344) not allocated to the segments.
c)Elimination of intersegment receivables.

Information about the Company's business segments was as follows for the year ended December 31, 1996:

------------------------------------------------------------------------------------------------------------------------------------
                                 Communications
                -------------------------------------------

(Dollars in                              Emerging            Information    Other      Total    Corporate  Intercompany Consolidated
 thousands)        Wireless   Wireline  Businesses   Total     Services   Operations  Segments  Operations Eliminations      Total
------------------------------------------------------------------------------------------------------------------------------------

Revenues and
 sales
 from unaffiliated
 customers:
  Domestic       $1,544,537  $1,135,231 $ 10,221  $2,689,989  $  741,476 $470,066  $3,901,531  $         -  $        -   $3,901,531
  International           -           -        -           -      93,338        -      93,338            -           -       93,338
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
                  1,544,537   1,135,231   10,221   2,689,989     834,814  470,066   3,994,869            -           -    3,994,869
Intersegment
 revenues
 and sales                -      32,177        -      32,177     125,261  119,874     277,312            -     (32,714)a    244,598
                 ----------   --------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
 Total revenues
   and sales      1,544,537   1,167,408   10,221   2,722,166     960,075  589,940   4,272,181            -     (32,714)   4,239,467
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------

Operating
 expenses           958,869     530,037   19,403   1,508,309     706,817  552,626   2,767,752        1,723     (32,714)a  2,736,761
Depreciation and
  amortization      215,440     228,054       15     443,509     112,911    3,347     559,767       11,189           -      570,956
Provision to
  reduce carrying
  value of
  certain assets          -           -        -           -           -        -           -      120,280           -      120,280
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
  Total costs
    and expenses  1,174,309     758,091   19,418   1,951,818     819,728  555,973   3,327,519      133,192     (32,714)   3,427,997
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------

Operating income
  (loss)            370,228     409,317   (9,197)    770,348     140,347   33,967     944,662     (133,192)          -      811,470

Equity earnings in
  unconsolidated
  partnerships       77,500           -        -      77,500           -        -      77,500            -           -       77,500
Minority interest
  in consolidated
  partnerships      (80,073)          -        -     (80,073)          -        -     (80,073)           -           -      (80,073)
Other income
  expense             1,232       3,857        -       5,089      (1,132)    (153)      3,804        5,561           -        9,365
Interest expense   (123,030)    (55,025)    (138)   (178,193)    (17,728)  (1,027)   (196,948)     (40,248)          -     (237,196)
Gain on disposal
  of assets
  and other               -           -        -           -           -        -           -       (2,278)          -       (2,278)
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
Income before
  income taxes      245,857     358,149   (9,335)    594,671     121,487   32,787     748,945     (170,157)          -      578,788
Income tax
  expense
  (benefit)         108,011     125,862   (2,023)    231,850      50,666   11,864     294,380      (66,848)           -     227,532
                 ----------  ---------- --------  ----------  ---------- --------  ----------  -----------  ----------   ----------
Net income
  (loss)         $  137,846  $  232,287 $ (7,312) $  362,821  $   70,821 $ 20,923  $  454,565  $  (103,309) $        -   $  351,256
------------------------------------------------------------------------------------------------------------------------------------
Assets           $3,581,312  $2,680,116 $  1,505  $6,262,933  $  786,662 $192,513  $7,242,108  $   939,503b $  (13,437)c $8,168,174
Investments in
  unconsolidated
  partnerships   $  449,184  $        - $      -  $  449,184  $        - $      -  $  449,184  $         -  $        -   $  449,184
Capital
  expenditures   $  395,055  $  278,119 $  1,503  $  674,677  $   83,530 $  1,066  $  759,273  $     4,551  $        -   $  763,824
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
a)Elimination of intersegment revenues and sales. See "Transactions with Certain Affiliates" in Note 1 for a discussion of intersegment revenues and sales not eliminated in preparing the consolidated financial statements.
b)Corporate assets consist of headquarters fixed assets ($95,615), investments ($715,440), goodwill ($96,161) and other assets
  ($32,287) not allocated to the segments.
c)Elimination of intersegment receivables.

16.   QUARTERLY FINANCIAL INFORMATION - (Unaudited):

------------------------------------------------------------------------------------------------------------------------------------
                                           1998                                                              1997
(Dollars in thousands,-----------------------------------------------------------------  -------------------------------------------
 except for per
 share amounts)           Total        4th        3rd         2nd        1st      Total        4th        3rd        2nd        1st
-------------------   ---------- ---------- ----------  ---------- ---------- ---------- ---------- ---------- ---------- ----------
Revenues and sales    $5,194,008 $1,373,393 $1,332,167  $1,304,130 $1,184,318 $4,545,140 $1,182,269 $1,145,509 $1,141,717 $1,075,645
Operating income      $  889,026 $  302,784 $   13,644  $  300,693 $  271,905 $1,020,866 $  272,682 $  276,227 $  248,019 $  223,938
Net income (loss)     $  525,475 $  151,762 $  (27,975) $  234,017 $  167,671 $  589,381 $  131,588 $  150,943 $  195,697 $  111,153
Preferred dividends          938        228        239         231        240      1,008        243        251        256        258
                      ---------- ---------- ----------  ---------- ---------- ---------- ---------- ---------- ----------  ---------
Net income (loss)
   applicable to
   common shares      $  524,537 $  151,534 $  (28,214) $  233,786 $  167,431 $  588,373 $  131,345 $  150,692 $  195,441 $  110,895
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share:
   Basic                   $1.91       $.55      $(.10)       $.85       $.61      $2.13       $.48       $.55       $.70       $.40
   Diluted                 $1.89       $.55      $(.10)       $.84       $.61      $2.11       $.47       $.54       $.70       $.40
------------------------------------------------------------------------------------------------------------------------------------
From current
  businesses(1):
   Revenues and sales $5,194,008 $1,373,393 $1,332,167  $1,304,130 $1,184,318 $4,502,293 $1,182,269 $1,145,509 $1,130,400 $1,044,115
   Operating income   $1,196,026 $  302,784 $  320,644  $  300,693 $  271,905 $1,036,324 $  272,682 $  276,227 $  264,573 $  222,842
   Net income         $  580,305 $  151,762 $  157,392  $  143,828 $  127,323 $  478,802 $  131,588 $  128,374 $  119,155 $   99,685
   Basic earnings
    per share              $2.11       $.55       $.57        $.52       $.47      $1.73       $.48       $.46       $.43       $.36
   Diluted earnings
    per share              $2.09       $.55       $.57        $.52       $.46      $1.72       $.47       $.46       $.43       $.36
------------------------------------------------------------------------------------------------------------------------------------

1)Excludes the sold wire and cable operations, merger and integration expenses and provision to reduce carrying value of certain assets, gain on disposal of assets and other.
Notes: A. Third quarter 1998 operating income includes transaction costs and one-time charges totaling $252 million related to the closing of the merger with 360. These transaction and one-time charges decreased net income $201.0 million or $.73 per share. The Company also recorded a pretax charge of $55 million resulting from changes in a customer care and billing contract with a major customer. This charge decreased net income $33.6 million or $.12 per share. In addition, the Company recorded a pretax gain of $80.9 million from the sale of a portion of its investment in MCI WorldCom, Inc. common stock.
          This gain increased net income by  $49.2 million or $.18 per share. (See Notes 9, 10 and 11.)
       B. Second quarter 1998 net income includes a pretax gain of $148.2 million from the sale of a portion of the Company's investment in MCI WorldCom, Inc. common stock. This gain increased net income $90.2 million or $.33 per share.
          (See Note 11.)
       C. First quarter 1998 net income includes a pretax gain of $36.6 million primarily from the sale of a portion of the
          Company's investment in MCI WorldCom, Inc. common stock. In addition, the Company recorded a pretax gain of $30.5 million from the sale of its ownership interest in one unconsolidated partnership.  These gains increased net income by
          $40.4 million or $.14 per share. (See Note 11.)
       D. Third quarter 1997 net income includes a pretax gain of $34.4 million primarily related to the sale of the Company's investment in a software company. This gain increased net income by $22.6 million or approximately $.09 per share.
          (See Note 11.)
       E. Second quarter 1997 operating income includes a pretax write-down of $16.9 million to reflect the fair value less cost to sell the Company's wire and cable operations. This write-down decreased net income $11.7 million or $.04 per share. In addition, the Company recorded a pretax gain of $156.0 million from the sale of a portion of its investment in MCI
          WorldCom, Inc. common stock. This gain increased net income by $88.1 million or $.31 per share. (See Notes 10 and 11.)
       F. First quarter 1997 net income includes a pretax gain of $16.2 million from the sale of information services' healthcare operations.  In addition, the Company recorded a pretax gain of $3.0 million from the divestiture of its ownership interests in two unconsolidated partnerships. These transactions increased net income by $10.8 million or $.04 per share.
          (See Note 11.)
       G. In the opinion of management, all adjustments necessary for a fair presentation of results for each period have been included.

17. Subsequent Event - Completion of Mergers (Unaudited):
On September 30, 1999, ALLTEL completed its merger with Liberty Cellular, Inc. ("Liberty") under a definitive merger agreement entered into on June 22, 1999. Under terms of the merger agreement, the outstanding stock of Liberty, which operates under the name Kansas Cellular and its affiliate KINI L.C., was exchanged for approximately 7 million shares of ALLTEL's common stock, $1 par value. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests.

On July 2, 1999, ALLTEL completed its merger with Aliant Communications, Inc. ("Aliant") under a definitive merger agreement entered into on December 18, 1998. Under the terms of the merger agreement, Aliant became a wholly-owned subsidiary of ALLTEL, and each outstanding share of Aliant common stock was converted into the right to receive .67 shares of ALLTEL common stock, 23.9 million common shares in the aggregate. The merger qualified as a tax-free reorganization and has been accounted for as a pooling of interests.

Post-merger financial statements reporting the combined operating results of ALLTEL, Aliant and Liberty will first be presented as of and for the interim periods ended September 30, 1999 and 1998. Annual and interim financial statements of ALLTEL for periods prior to the mergers will be restated to reflect the merger transactions. The following supplemental financial information presents the combined operating results of ALLTEL, Aliant and Liberty and includes certain eliminations and reclassification adjustments to conform the accounting and financial reporting policies of the three companies. Separate and combined results of operations are as follows:

-----------------------------------------------------------------------------------------------
                                     Six Months                   For the Years Ended
                                    Ended June 30,                    December 31,
                                    -------------      ----------------------------------------
(In thousands)                               1999            1998           1997           1996
-----------------------------------------------------------------------------------------------
Revenues and sales:
  ALLTEL, as reported                  $2,837,950      $5,194,008     $4,545,140     $4,239,467
  Aliant                                  182,892         338,007        286,328        264,225
  Liberty                                  59,526         110,178         92,134         75,348
  Eliminations and reclassifications       (3,255)        (15,398)       (16,644)       (15,696)
                                       ----------      ----------     ----------     ----------
   Combined                            $3,077,113      $5,626,795     $4,906,958     $4,563,344
-----------------------------------------------------------------------------------------------
Net income:
  ALLTEL, as reported                  $  356,830      $  525,475     $  589,381     $  351,256
  Aliant                                   32,955          58,059         53,039         44,954
  Liberty                                   9,966          19,593         10,061         10,516
                                       ----------      ----------     ----------     ----------
  Combined                             $  399,751      $  603,127     $  652,481     $  406,726
-----------------------------------------------------------------------------------------------
Combined earnings per share:
  Basic                                     $1.28           $1.97          $2.12          $1.32
  Diluted                                   $1.26           $1.95          $2.10          $1.31
-----------------------------------------------------------------------------------------------